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                                                                    Exhibit 11.1

                               OAKLEY, INC.

                 COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)


                                                            Three Months Ended
                                                               June 30, 1997
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Common Shares and common share equivalents:

Number of shares outstanding at beginning of period                 70,656

Weighted average common shares issued
    from the exercise of stock options                                   2

Weighted average shares issuable upon the exercise of
    common stock options net of shares assumed to be
    repurchased from proceeds obtained therefrom                        51
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eighted average common and common equivalent
    shares at end of period                                         70,709
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Net income for primary net income per share                        $ 8,848

Net income per common and common equivalent shares                 $  0.13
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